BDO

Consent of Independent Registered Public Accounting Firm

Qtrex Quantum Ltd.
2 Ha-Tidhar St.
Rananna 4366504, Israel

We hereby consent to the incorporation by reference in this Registration Statement under Form F-1 / Amendment no. 6 (Registration No. 333-253920) of our report dated March 25, 2026, relating to the financial statements of Qtrex Quantum Ltd. (formerly: Inspira Technologies OXY B.H.N. Ltd.) appearing in the Company's Annual Report on Form 20-F for the year ended December 31, 2025. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

Ziv Haft
Certified Public Accountants (Isr.)
BDO Member Firm

Tel Aviv, Israel
July 7, 2026